Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between Virtual Radiologic Consultants, Inc., a Delaware corporation and successor to a predecessor Minnesota corporation of the same name, (the “Corporation”) and Sean Casey (the “Executive”), and shall be effective (the “Effective Date”) as of the Closing Date of May 2, 2005.

WITNESSETH:

WHEREAS, the Corporation is in the business of providing radiologic services to health care providers;

WHEREAS, Executive is a founder of the predecessor to the Corporation and has been employed by the predecessor to the Corporation as its Chief Executive Officer (“CEO”) since its incorporation on October 24, 2003, pursuant to a written employment agreement; and also has served, and continues to serve as President of Virtual Radiologic Professionals, PLC, a successor by merger to Virtual Radiologic Consultants, LLC (“VRP”), the Corporation’s affiliated professional limited liability company;

WHEREAS, as part of the transaction by which the Corporation will emerge as successor to the Minnesota predecessor, the Corporation and Executive desire to memorialize in writing the terms and conditions of Executive’s employment, including any previously agreed terms and conditions;

WHEREAS, Executive has made and is expected to continue to make a significant contribution to the maintenance and growth of the Corporation resulting from his expertise in the fields of radiology and related technologies and his ability to manage the business of the Corporation including the recruitment, selection and management of physicians serving as independent contractors to the Corporation’s affiliated professional limited liability company; and

WHEREAS, it is in the best interests of the Corporation to reinforce and encourage the attention and dedication of Executive to his assigned duties and to ensure the continued availability to the Corporation of the Executive, including in the event of a Change in Control.

NOW THEREFORE, in consideration of the foregoing and other respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1.) Term of Agreement. This Agreement shall commence on the Effective Date and shall continue in effect until September 30, 2007, (the “Term”); provided, however, that this Agreement may be extended by the written mutual agreement of the Corporation and Executive, or in accordance with Section 4(f) in the event of a Change in Control. Notwithstanding the preceding sentence, this Agreement may be terminated prior to the end of the Term pursuant to the provisions of Section 4, below.

2.) Title; Capacity; Duties. Executive shall serve as CEO and President of the Corporation. Executive shall be subject to the supervision of, shall report directly to, and shall have such authority as is delegated to him by, the Board of Directors. Executive agrees to serve in such capacity and to undertake the duties and responsibilities inherent in such position.

(a) Executive shall devote his entire business time, attention and energies to the business and interests of the Corporation during the employment period. Notwithstanding the foregoing, Executive may hold part-time academic radiology appointments, if, and for such period(s), that the Board of Directors determines that such appointments benefit the reputation and business of the Corporation. Furthermore, Executive may consult to, or hold a position on corporate boards of, various noncompeting companies. The Board of Directors may limit such outside activities from time to time, however, to such combined time commitment as the Board of Directors determines in its discretion will not materially interfere with Executive’s performance of his duties and responsibilities to the Corporation. The Executive will be entitled to the outside fees, compensation or other income related to such outside activities without any reduction in compensation from the Corporation.

The Corporation further acknowledges and agrees that Executive’s work for and on behalf of VRP, as a practicing radiologist, advances the business purpose of VRC by keeping Executive current in the state of the practice of radiology, maintaining Executive’s reputation in the practice, facilitating Executive’s ability to recruit and retain radiologists and other staff to perform work for and on behalf of VRP, and providing additional radiology capacity to the Corporation and VRP to insure that client commitments are fulfilled. Accordingly, the parties agree that Executive may perform work for and on behalf of VRP, as Executive, in his reasonable discretion, sees fit. In the event that the Board of Directors determines from time to time that such activities have interfered or may have the potential to interfere materially with Executive’s performance of his duties and responsibilities to the Corporation, the Board of Directors shall so notify Executive in writing and request that Executive reduce his activities for or on behalf of VRP. Executive shall be entitled to the fees, bonuses or other compensation or income for services he receives from or on behalf of VRP without any reduction in compensation from the Corporation.

(b) Executive shall abide by the rules, regulations, instructions, personnel practices and policies of the Corporation and any changes therein which may be adopted from time to time.

3.) Compensation and Benefits.

(a) Prior Expense Reimbursement. Executive will be reimbursed in full, upon delivery of satisfactory documentation, for reimbursable expenses which have not been previously reimbursed and which were incurred prior to the effective date of this Agreement and while Executive was an employee or contractor of the Corporation, including expenses incurred on behalf of VRP. The reimbursement for any such expense will be paid in full during the first regular two-week payroll period of the Corporation following the date of Executive’s delivery of satisfactory documentation of such expenses, unless reimbursement of an expense is reasonably disputed by the Corporation,

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or the Corporation reasonably requires an addition period of time or additional information to determine whether an expense is properly reimbursable. The first $25,000.00 of such properly submitted prior expenses shall be reimbursed with an additional amount of interest accruing at the rate of 10% per annum from the date the expense was incurred by Executive to the Effective Date. Any properly submitted prior expenses in excess of the first $25,000.00 shall be reimbursed without interest, except that any such undisputed, properly submitted prior expenses that remain unpaid for 30 days following the delivery of satisfactory documentation shall be reimbursed with and additional amount of interest accruing at the rate of 10% per annum from the date of delivery of satisfactory documentation by Executive.

(b) Salary. Executive shall receive a monthly base salary of $30,000.00 (the “Base Salary”). Executive’s Base Salary shall be subject to merit increases as determined by the Board of Directors from time to time.

(c) Bonus. Executive shall be eligible to receive bonuses for each fiscal quarter of the Corporation on the basis of the Corporation’s performance.

(1)	For each fiscal quarter of the Corporation ending during the Term of this Agreement, the amount of the bonus shall be determined as two and one-half percent (2.5%) of the Corporation’s increase in gross revenue for such fiscal quarter, over its gross revenue for the immediately prior fiscal quarter.

(2)	For purposes of this Section 3(c), any revenue attributable to the Corporation’s acquisition of and/or merger or other consolidation with, or acquisition of assets of, one or more other entities or enterprises, or portion thereof (including without limitation radiology practices): (i) will be specifically excluded from any calculation of gross revenue for purposes of computing any increase in gross revenue between the fiscal quarter in which the closing of the transaction occurred (the “Transaction Quarter”) and the immediately previous fiscal quarter, and (ii) will for purposes of computing any increase in gross revenue between the Transaction Quarter and a subsequent fiscal quarter, be adjusted by such amount as the Corporation shall determine on the basis of reasonable calculations so as to best reflect a full quarter of combined gross revenue.

(3)	If the Corporation fails to pay the computed bonus for any fiscal quarter within 60 days (or, if there are extenuating circumstances, within 90 days) after the end of the corresponding fiscal quarter, which failure has continued for a period of at least 30 days after a written notice of demand to the Board of Directors for substantial performance by Executive, the amount of such bonus shall be increased by an interest factor of ten percent (10%) per annum, calculated from the expiration of such 60 (or 90) day period until the date that the bonus payment is made by the Corporation.

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(4)	Gross revenue shall be determined by the Corporation for each fiscal quarter, and by the Corporation’s independent accounting firm annually. Any differences between the Corporation’s quarterly gross revenue determinations and the independent accounting firm’s determinations will be applied as an adjustment to the next quarter’s bonus, but with no crediting of interest pursuant to Section 3(c)(3).

For purposes of this Section 3(c), gross revenue shall be calculated by excluding the amount of any bonuses paid or payable to Executive by VRP with respect to professional radiologist services performed by Executive for or on behalf of VRP.

(5)	The previous provisions of this Section 3(c) notwithstanding, if Executive is not employed on the last day of a fiscal quarter, a prorated bonus will be awarded, calculated by multiplying the bonus that would otherwise be paid for such quarter by a fraction, the numerator of which is the number of business days during such quarter during which Executive was employed, and the denominator of which is the total number of business days during such quarter.

(d) Benefits. Executive shall be entitled to participate in all benefit plans that the Corporation establishes and makes available to its executives, if any, to the extent that Executive’s position, tenure, salary, age, health and other qualifications make him eligible to participate under such plans in accordance with their terms. Corporation shall also pay the cost of purchasing both (i) a policy or policies of disability insurance for the benefit of Executive insuring continuing compensation at the rate of one-half (1/2) of Executive’s Base Salary (or, in the event that coverage in that amount is not reasonably commercially available, the highest annual amount that is reasonably commercially available) for the duration of any long-term disability, and (ii) a policy of life insurance in amount of One Million Dollars ($1,000,000.00) payable to Executive’s designated beneficiary or beneficiaries in the event of Executive’s death during the term of this Agreement. The Corporation may also elect to purchase key man life insurance for the Executive with the Corporation as the designated beneficiary.

(e) Reimbursement of Expenses. Upon presentation by Executive of satisfactory documentation, expense statements, vouchers and/or such other supporting information in accordance with standard Corporation policies, the Corporation shall reimburse Executive for all reasonable travel, entertainment, and other expenses incurred or paid by Executive, after the effective date of this Agreement, in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, within fifteen (15) days of receipt of documentation thereof. Any undisputed or undocumented amount remaining unpaid for two weeks following the delivery of satisfactory documentation and which failure has continued for a period of at least 30 days after a written notice of demand to the Board of Directors for substantial performance by Executive shall accrue interest at the rate of 10% per annum.

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(f) Stock Options. The predecessor to the Corporation has, effective January 2, 2004, granted Executive stock options under the predecessor to the Corporation’s stock option plan (“Stock Option Plan”) for:

(1)	One hundred sixty thousand (160,000) shares of common stock of the Corporation. The options vest and become exercisable in monthly increments for 4,211 shares on the last day of each month for 37 months commencing with the month of August 2004, and for 3,154 shares, on the last day of the 38th month, September 2007, with an exercise price of five dollars ($5.00) per share; provided, however, that all options shall vest and become exercisable upon a Change in Control occurring after the date hereof pursuant to Section 4(f).

(2)	One hundred twenty-eight thousand two hundred forty-two (128,242) shares of common stock of the Corporation, vested immediately, with an exercise price of five dollars ($5.00) per share in consideration for, and as full payment for, all labor and services of Executive performed or to be performed as an employee of, or consultant or contractor to, the Corporation (including while it existed previously in the form of a professional limited liability company), or any related entity, prior to the Effective Date of this Agreement, regardless of whether such labor and/or services are or were performed during or outside of regular business hours.

(3)	For avoidance of doubt, the parties acknowledge that number of options and exercise price set forth in the immediately preceding subparagraphs (2) and (3) are expressed as of January 2, 2004, and have not been recalculated to account for any stock split or recapitalization occurring subsequent to January 2, 2004.

(4)	To the extent so available under the Stock Option Plan, the options shall be exercisable under a cashless method of exercise. Additionally or alternatively, to the extent not then in violation of applicable law, as determined by the Corporation, Executive may request and receive one or more loans from the Corporation in amounts sufficient to pay the exercise price for the purchase of any or all shares purchasable under the options, which loan(s) shall be secured by the purchased shares, bear a rate of interest of 10%, be for a term of one year but renewable at the election of Executive for one additional year, be pre-payable without penalty, and contain all other terms and conditions consistent with an arms-length transaction. In the event of a public offering of securities of the Corporation, any such loan shall be due and payable immediately prior to the effectiveness of the registration statement relating to such offering.

(5)

Upon the event of a Change of Control occurring after the date hereof, pursuant to Section 4(f) and notwithstanding any other provision of the Agreement or of any agreement evidencing the Options described in subsections (1) and (2) of this

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Section 2(f), Executive shall have the right at any time prior to the expiration of such Options to require the Corporation to convert the Option (the “Conversion Right”) into the Shares as provided for herein.

5(a)	Upon exercise of the Conversion Right in accordance herewith, the Corporation shall deliver to Executive (without payment by Executive of any cash option price) that number of the Shares equal to the result obtained by multiplying (a) the number of Shares for which the Executive seeks to convert the Option by (b) the quotient obtained by dividing (i) the value of the Option at the time the Conversion Right is exercised (determined by subtracting the Option exercise price at the time the Conversion Right is exercised from the aggregate Fair Market Value of one share of the Corporation’s Common Stock immediately prior to the exercise of the Conversion Right) by (ii) the Fair Market Value of one share of Corporation’s Common Stock immediately prior to the exercise of the Conversion Right.

5(b)	The Conversion Right may be exercised by the Executive, at any time or from time to time, prior to its expiration, on any business day by specifying in the notice of exercise (i) the total number of Shares the Executive will purchase, and (ii) the number of Shares that are to be acquired pursuant to the Conversion Right and not for cash.

5(c)	In the event Executive exercises the Option for less than the total number of Shares, the Corporation will promptly deliver to Executive a certificate or certificates for the number of Shares issuable upon such exercise, whether paid in cash or by exercise of the Conversion Right, together with cash, in lieu of any fraction of a share, and the Corporation will endorse the Stock Option Agreement (“SOA”) to show the number of Shares remaining purchasable thereunder and return the SOA as endorsed to Executive.

5(d)	For purposes of the Conversion Right, “Fair Market Value” of a share of Common Stock as of a particular date (the “Determination Date”) shall mean:

(i)	If the Corporation’s Common Stock is traded on an exchange or is quoted on NASDAQ, then the average closing or last sale prices, respectively, reported for the ten (10) business days immediately preceding the Determination Date, and

(ii)	If the Corporation’s Common Stock is not traded on an exchange or on NASDAQ but is traded on the over-the counter market, then the average closing bid and asked prices reported for the ten (10) business days immediately preceding the Determination Date.

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(iii)	If the Corporation’s Common Stock is not publicly traded, then the Fair Market Value as determined in good faith by the Company’s Board of Directors upon advice of the Company’s Investment Banker.

5(e)	Schedule 1 attached hereto illustrates the manner of calculating the number of shares issuable upon exercise of the Conversion Right.

(6)	Executive agrees that as a condition for the purchase of shares upon exercise of stock options, the Corporation may require Executive to execute and be bound by the terms of the then-existing shareholder agreement between the Corporation and shareholders of common shares.

(g) Vacation Pay. Executive shall be entitled to paid vacation for a reasonable number of days each year.

(h) Continuing Medical Education Time (CME). Executive shall be entitled to a reasonable number of paid dedicated CME absences over the course of each year, and the Corporation shall pay or reimburse Executive for reasonable expenses incurred with respect thereto; provided, however, that the Board of Directors shall retain authority and discretion to limit or restrict Executive’s absences for any year as it may deem necessary to assure that Executive is available to fulfill his duties and responsibilities to the Corporation.

(i) Professional Development Time (PDT). Executive may participate in a reasonable number of academic visitation tutorials, or hold a part time academic radiology appointment, if those visits or appointment can reasonably be considered to benefit the reputation and business of the Corporation, and the Corporation shall pay or reimburse Executive for reasonable expenses incurred with respect thereto; provided, however, that the Board of Directors shall retain authority and discretion to limit or restrict Executive’s absences or other time commitments for any year as it may deem necessary to assure that Executive is available to fulfill his duties and responsibilities to the Corporation.

(j) Professional Society and Association Memberships. The Corporation shall pay or reimburse Executive for Executive’s membership fees in professional societies and associations that can reasonably be expected to benefit the reputation and business of the Corporation.

4.) Termination of Employment; Effect of Termination of Employment. This Agreement shall terminate upon any of the following occurrences, with the following effects:

(a) As a Result of Non-Renewal of Agreement. In the event the parties elect not to renew or extend the Term of this Agreement and not to enter into a mutually acceptable successor agreement at the end of the Term, the Corporation shall provide Executive with a severance benefit in an amount equal to six (6) months of Executive’s most recent

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monthly Base Salary plus an additional monthly amount equal to $15,583.33 (such period of time to be a “Severance Period”) to be paid in substantially equal installments not less frequently than monthly over such Severance Period or, if less, the period during which Executive is not in breach of the provisions of Sections 8, 9, 10 or 11 of this Agreement. For the duration of such Severance Period, the Corporation will provide to the Executive all listed benefits in this Agreement at no additional cost (beyond that which would have been paid had the Term been renewed or extended) to Executive, excluding bonuses and paid vacation. Stock options shall continue to vest throughout the duration of such Severance Period in accordance with the vesting schedule set forth in Section 3(f) and the Stock Option Plan. The Corporation also shall pay Executive all compensation accrued to Executive as of the date of termination of employment. Any failure by the Corporation to pay any of the foregoing benefits and compensation in full and when it comes due, which failure has continued for a period of at least 30 days after a written notice of demand to the Board of Directors for substantial performance by Executive, will result in interest accruing at the rate of one percent (1%) per two-week pay period.

(b) By the Corporation without Cause. In the event Executive’s employment under this Agreement is terminated by the Corporation without Cause the Corporation shall provide Executive with a severance benefit in an amount equal to no less than twelve (12) and no more than eighteen (18) months of Executive’s most recent monthly Base Salary plus an additional monthly amount equal to $15,583.33 (such period of time to be a “Severance Period”) to be paid in substantially equal installments not less frequently than monthly over such Severance Period or, if less, the period during which Executive is not in breach of the provisions of Sections 8, 9, 10 or 11 of this Agreement. The Corporation shall be the sole deciding party with regard to the specific length of such Severance Period and shall notify Executive in writing within 90 days of termination of the length of such Severance Period. For the duration of such Severance Period, the Corporation will provide to the Executive all listed benefits in this Agreement at no additional cost (beyond that which would have been paid had there been no termination) to Executive, excluding bonuses and paid vacation. Stock options shall continue to vest throughout the duration of such Severance Period in accordance with the vesting schedule set forth in Section 3(f) and the Stock Option Plan. The Corporation also shall pay Executive all compensation accrued to Executive as of the date of termination of employment. Any failure by the Corporation to pay any of the foregoing benefits and compensation in full and when it comes due, which failure has continued for a period of at least 30 days after a written notice of demand to the Board of Directors for substantial performance by Executive, will result in interest accruing at the rate of one percent (1%) per two-week pay period.

(c) By Corporation for Cause. This Agreement may be terminated at the election of the Corporation for “Cause” immediately upon written notice by the Corporation to Executive. Cause and resulting termination must be approved by a majority vote by the Board of Directors wherein each Board Member makes one vote. Reasonable efforts shall be made to provide Executive with 24 hours advance notice of a meeting of the Board in which a vote on the issue of Cause may be held and the grounds upon which such a vote is being sought, and Executive shall be given a reasonable opportunity to be

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heard before the Board takes such a vote. The results of this vote by name shall be documented and made available to the Executive. In the event that Executive is unable to be heard prior to the vote, Executive will be given an opportunity to be heard following a vote finding Cause for termination, and the decision of the Board shall not be deemed to be final until Executive is so heard or Executive expressly waives his right to be heard on the matter. In the event this Agreement is terminated by the Corporation for Cause, then no further compensation other than that already accrued as of the date of termination of employment, including prorated bonus, shall be due to Executive under this Agreement. Any failure by the Corporation to pay any of the foregoing benefits and compensation in full and when it comes due, which failure has continued for a period of at least 30 days after a written notice of demand to the Board of Directors for substantial performance by Executive, will result in interest accruing at the rate of one percent (1%) per two-week pay period. For purposes of this Section, “Cause” for such termination shall mean:

(1)	Willful misfeasance or willful nonfeasance of duty by Executive intended to injure and having the effect of injuring, the reputation, business or business relationships of the Corporation or its respective officers, directors or executives;

(2)	Conviction of or a plea of guilty or no contest by Executive to any crime involving moral turpitude which is demonstrably and materially injurious to the Corporation;

(3)	Commission by Executive of any act of embezzlement, theft, fraud or other similar act which is demonstrably and materially injurious to the Corporation;

(4)	Willful and prolonged absence from work by Executive (other than by reason of Disability due to physical or mental illness) or willful failure, neglect, or refusal by Executive to perform his duties and responsibilities without the same being corrected upon ten (10) days prior written notice. Work performed temporarily from a remote location will not be considered absence from work; or

(5)	Material breach by Executive of any of the covenants contained in this Agreement, specifically including but not limited to, the covenants contained in Sections 8, 9, 10, and 11 hereof.

(d) By Executive for Good Reason. This Agreement may be terminated at the election of the Executive for “Good Reason” immediately upon written notice by the Executive to the Corporation. In the event Executive chooses to terminate this Agreement, the Corporation shall provide Executive with a severance benefit in an amount equal to no less than twelve (12) and no more than eighteen (18) months of Executive’s most recent monthly Base Salary plus an additional monthly amount equal to $15,583.33 (such period of time to be a “Severance Period”) to be paid in substantially equal installments not less frequently than monthly over such Severance Period or, if less,

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the period during which Executive is not in breach of the provisions of Sections 8, 9, 10 or 11 of this Agreement. The Corporation shall be the initial deciding party with regard to the specific length of such Severance Period and shall notify Executive in writing within 90 days of termination of the length of such Severance Period. Within 180 days of the termination, the Executive may elect to reduce the length of such Severance Period to a minimum of twelve (12) months by providing written notice of such election to the Corporation. For the duration of such Severance Period, the Corporation will provide to the Executive all listed benefits in this Agreement at no additional cost (beyond that which would have been paid had there been no termination) to Executive, excluding bonuses and paid vacation. Stock options shall continue to vest throughout the duration of such Severance Period in accordance with the vesting schedule set forth in Section 3(f) and the Stock Option Plan. The Corporation also shall pay Executive all compensation accrued to Executive as of the date of termination of employment. Any failure by the Corporation to pay any of the foregoing benefits and compensation in full and when it comes due, which failure has continued for a period of at least 30 days after a written notice of demand to the Board of Directors for substantial performance by Executive, will result in interest accruing at the rate of one percent (1%) per two-week pay period. For purposes of this Section 4(c) “Good Reason” shall mean:

(1)	Any material failure by the Corporation to comply with any of the material provisions regarding Executive’s Base Salary, bonus, equity incentive, benefits and perquisites, and other benefits and amounts payable to Executive under this Agreement and which failure has continued for a period of at least 30 days after a written notice of demand to the Board of Directors for substantial performance by Executive;

(2)	The requirement by the Corporation that Executive be permanently relocated anywhere other than the Corporation’s principal executive offices within 10 miles of the current location in Minnetonka, Minnesota, unless the Executive has consented in advance to such change of location;

(3)	The diminution of Executive’s duties in any material respect which is inconsistent with Executive’s position, authority, duties, direct reporting relationship to the Board, or responsibilities as contemplated by this Agreement; or

(4)	The failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree materially to perform this Agreement.

(e) Disability or Death. This Agreement shall terminate immediately upon the death or Disability of Executive.

(1)

Disability. For purposes of this Section, “Disability” shall mean the inability of Executive, due to a physical or mental impairment, for a period of 90 days, whether or not consecutive, during any 365 day period, to perform the essential functions of the services contemplated under this

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Agreement. A determination of Disability shall be made by an independent physician selected jointly by the Corporation and Executive and in a manner consistent with applicable law. In the event Executive’s employment is terminated because of Disability pursuant to this Section, Corporation shall pay to Executive all compensation that would otherwise be payable to Executive up to the end of the month in which the termination of employment because of Disability occurs, including the vesting of stock options. All stock options vested or vesting through the end of the month in which the termination occurs shall be administered in accordance with the Stock Option Plan. Any failure by the Corporation to pay any of the foregoing benefits and compensation in full and when it comes due, which failure has continued for a period of at least 30 days after a written notice of demand to the Board of Directors for substantial performance by Executive, will result in interest accruing at the rate of one percent (1%) per two-week pay period.

(2)	Death. In the event this Agreement is terminated by Executive’s death, the Corporation shall pay to the estate of Executive the compensation which would otherwise be payable to Executive up to the end of the month in which the termination of this Agreement because of death occurs, including the vesting of any stock options. All stock options vested by Executive shall be administered in accordance with the Stock Option Plan. Any failure by the Corporation to pay any of the foregoing benefits and compensation in full and when it comes due, which failure has continued for a period of at least 30 days after a written notice of demand to the Board of Directors for substantial performance by Executive’s estate will result in interest accruing at the rate of one percent (1%) per two-week pay period.

(f) Change in Control:

(1)	For purposes of this Agreement, a Change in Control shall occur upon:

Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) first becoming after the Effective Date a “beneficial owner” (as defined in Rule 13d under the Exchange Act) (i) acquiring, directly or indirectly, securities of the Corporation representing 50.1% or more of the combined voting power of the Corporation’s then outstanding securities or (ii) obtaining the right to appoint a majority of the Board of Directors of the Corporation. For avoidance of doubt, the definition of a “person” able to effect a “Change in Control” does not extend to shareholders of record immediately as of the Closing Date. The parties further agree, however, that if Executive is terminated during a period of time that Generation Partners temporarily controls the Board due to a Restructuring Default and if the termination is not unanimously approved by the Board (including Executive if Executive

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is a Board member at the time), such termination shall be deemed a termination by the Corporation in conjunction with a Change in Control, and Executive shall be entitled to all severance benefits resulting therefrom. The parties also further agree that if Executive’s employment is terminated by the Corporation without Cause or by Executive for Good Reason within twelve months of Generation Partners (i) acquiring, directly or indirectly, securities of the Corporation representing 50.1% or more of the combined voting power of the Corporation’s then outstanding securities or (ii) obtaining the right to appoint a majority of the Board of Directors of the Corporation (other than as a result of a Restructuring Default), such termination shall be deemed a termination by the Corporation in conjunction with a Change in Control, and Executive shall be entitled to all severance benefits resulting therefrom.

(2)	Continuation of Executive Employment. Executive agrees that, subject to the provisions of this Section, in the event of a Change in Control of the Corporation occurring after the Effective Date, Executive will remain in the employ of the Corporation until the later of September 30, 2007, or a period of 12 months from the date of such Change in Control, unless there exists Good Reason for Executive to terminate his employment, as defined in Section 4(f)(4), in which case Executive shall be entitled to the benefits set forth in Section 4(f)(5) below.

(3)	Termination by Corporation in Conjunction with a Change in Control. The Corporation may terminate Executive’s employment immediately in conjunction with a Change in Control; however, any such termination of employment prior to the later of September 30, 2007, or 12 months following the Change in Control, shall entitle Executive to the benefits set forth in Section 4(f)(5) below.

(4)	Termination by Executive for Good Reason in Conjunction with Change of Control. Executive shall be entitled to terminate his employment immediately in conjunction with a Change in Control for Good Reason. For purposes this Agreement, “Good Reason in Conjunction with a Change in Control” shall mean, without Executive’s express written consent, any of the following occurring in conjunction with a Change in Control:

a.	The diminution of Executive’s duties in any material respect which is inconsistent with Executive’s position, authority, duties, direct reporting relationship to the Board, or responsibilities as contemplated by this Agreement or as in effect immediately prior to the Change in Control;

b.	Any material failure by the Corporation to comply with any of the material provisions regarding Executive’s Base Salary, bonus,

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equity incentive, benefits and perquisites, and other benefits and amounts payable to Executive under this Agreement or as in effect immediately prior to a Change in Control, and which failure has continued for a period of at least 30 days after a written notice of demand to the Board of Directors for substantial performance by Executive;

c.	The requirement by the Corporation that Executive be permanently relocated anywhere other than the Corporation’s principal executive offices within 10 miles of the current location in Minnetonka, Minnesota, unless the Executive has consented in advance to such change of location; or

d.	The failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree materially to perform this Agreement.

e.	A Change in Control arising from a transaction or series of transactions which are not authorized or approved by formal action of the Board of Directors.

(5)	Compensation. If this Agreement is terminated by the Corporation in conjunction with a Change in Control, as defined above, or by Executive for Good Reason in conjunction with Change of Control, as defined above, then Executive shall be entitled to the following compensation:

a.	All compensation set forth in Section 3 through the date of termination, and any failure by the Corporation to pay such compensation in full and when it comes due, which failure has continued for a period of at least 30 days after a written notice of demand to the Board of Directors for substantial performance by Executive, will result in interest accruing at the rate of one percent (1%) per two-week pay period;

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In lieu of, and not in addition to, any other severance benefit which may otherwise be payable under this Agreement, the Corporation shall provide Executive with a severance benefit in an amount equal to no less than twelve (12) and no more than eighteen (18) months of Executive’s most recent monthly Base Salary plus an additional monthly amount equal to $15,583.33 (such period of time to be a “Severance Period”) to be paid in substantially equal installments not less frequently than monthly over such Severance Period or, if less, the period during which Executive is not in breach of the provisions of Sections 8, 9, 10 or 11 of this Agreement. The Corporation shall be the initial deciding party with regard to the specific length of such Severance Period and

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shall notify Executive in writing within 90 days of termination of the length of such Severance Period. Within 180 days of the termination, the Executive may elect to reduce the length of such Severance Period to a minimum of twelve (12) months by providing written notice of such election to the Corporation. For the duration of such Severance Period, the Corporation will provide to the Executive all listed benefits in this Agreement at no additional cost to (beyond that which would have been paid had there been no termination) Executive, excluding bonuses and paid vacation. All unvested stock options previously granted to Executive that have not already vested shall immediately vest. The Corporation also shall pay Executive all compensation accrued to Executive as of the date of termination of employment. Any failure by the Corporation to pay any of the foregoing benefits and compensation in full and when it comes due, which failure has continued for a period of at least 30 days after a written notice of demand to the Board of Directors for substantial performance by Executive, will result in interest accruing at the rate of one percent (1%) per two-week pay period.

5.) Notice of Termination. Any purported termination of Executive’s employment by the Corporation or Executive due to a Change in Control shall be communicated by 30 day prior written notice of termination to the other party in accordance with Section 14, and shall indicate the specific termination provision in this Agreement relied upon and shall set forth the facts and circumstances claimed to provide a basis for termination of employment.

6.) Dispute over Termination. In the event that Executive terminates his employment claiming Good Reason, which claim is disputed by the Corporation, or the Corporation terminates Executive’s employing for Cause, which claim is disputed by Executive, Executive shall receive severance benefits at 50% of the specified rate until the dispute is resolved in court or arbitration or for 12 months, whichever comes first. If Executive ultimately prevails in such a dispute, the Corporation shall pay to Executive 12 months of full severance benefits, less any partial severance benefits already paid. If the Corporation prevails, the Corporation’s obligation to pay Executive severance benefits immediately shall cease and Executive shall repay any severance benefits already paid. As a condition to receipt of the 50% severance benefits during such dispute, Executive shall agree to a lien on any shares held by Executive in the Corporation to secure the repayment obligation in the event that the Corporation prevails in such dispute. In either case, the duration of any of the applicable restrictive covenants set forth in Section 11 shall run from the original date of termination. The judge or arbitrator in any such dispute shall have the authority to award the prevailing party all reasonable legal fees, costs, and expenses incurred in contesting or defending (as the case may be) any termination of employment.

7.) No Requirement to Mitigate Payments. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and the amount of any payment or benefit provided for in this Agreement shall not, subject to Section 10, be reduced by any compensation earned by Executive

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as the result of employment by another employer or by retirement benefits after the date of termination, or otherwise. Subject to the consent and agreement of the Corporation, should Executive be engaged to perform diagnostic radiologist services as an independent contractor to the Corporation, to VRP, or to a subsidiary or contractually-affiliated company of the Corporation or VRP, this will not mitigate or reduce the payment provided for in this Agreement.

8.) Confidential Information. In partial consideration for the benefits and other considerations accruing to Executive hereunder (including, but not limited to, any severance benefits potentially payable to Executive), Executive agrees that:

(a) For purposes of this Agreement, “Confidential Information” means information proprietary to the Corporation and not generally known (including trade secret information) about the Corporation’s customers, products, services, personnel, pricing, sales strategy, technology, methods, processes, research, development, finances, systems, techniques, accounting, purchasing and plans. All information disclosed to Executive or to which he obtains access, whether originated by him or by others, during the period that Executive is an employee of the Corporation (such period being referred to as the “Employment Period”) (whether prior to execution of this Agreement or thereafter), shall be presumed to be Confidential Information if it is treated by the Corporation as being Confidential Information or if Executive has a reasonable basis to believe it to be Confidential Information.

(b) Except as required in connection with Executive’s duties as an officer or employee of the Corporation, Executive shall not, either during the Employment Period, or at any time thereafter, use or disclose to any person any Confidential Information for any purpose.

(c) Should this Agreement terminate for any reason, Executive shall inform the Corporation of the identity and location of any company to which Executive provides any services as an employee or independent Executive or in any other capacity for a period of two years after the termination of the Employment Period. Executive acknowledges that the purpose of this information is to allow the Corporation to inform such companies that Executive is in possession of Confidential Information of the Corporation. Executive further acknowledges that Executive’s failure to supply the information required by this provision may make Executive personally liable for any use of the Corporation’s Confidential Information by those companies.

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9.) Inventions. In partial consideration for the benefits and other considerations accruing to Executive hereunder (including, but not limited to, any severance benefits potentially payable to Executive:

(a) Assignment of Inventions and Works Limitation of Assignment in Certain Cases. Executive acknowledges that he will exercise his inventive and creative abilities for the benefit of the Corporation.

(1)	Executive therefore assigns and transfers to the Corporation Executive’s entire right, title and interest in and to all Inventions. Executive agrees that all such Inventions are the sole property of the Corporation. For purposes of this Agreement, “Inventions” shall include but not be limited to all ideas, improvements, designs and discoveries whether or not patentable and whether or not reduced to practice, made or conceived by Executive (whether made solely by Executive or jointly with others) which relate in any manner to the business, work or research and development of the Corporation or its subsidiaries, or result from and are suggested by any task assigned to Executive or any work performed by Executive for or on behalf of the Corporation or any related entity. The foregoing definition does not however, include an Invention for which no equipment supplies, facility, or confidential information of the Corporation was used and that was developed entirely on Executive’s own time and (i) that does not directly relate to the Corporation’s business or research or development, or (ii) that does not result from any work performed by Executive for the Corporation.

(2)	Executive agrees that all Works are the sole property of the Corporation, and shall, to the extent possible, be considered works made for hire for Corporation within the meaning of Title 17 of the United States Code; provided, however, that if Executive is domiciled in California or if any of the Work is created in California, then such Work shall not be a work made for hire. If for any reason any Work is not deemed to be a work made for hire, then Executive assigns and transfers to the Corporation Executive’s entire right, title and interest in and to such Work, and Executive further waives all of its rights under the United States Copyright Act and under any other country’s copyright law, including any rights provided in 17 U.S.C. §§ 106 and 106A, for any and all purposes for which such Work and any derivative works thereof may be used, and any rights of attribution and integrity or any other “moral rights of authors” with respect to such Work and any derivative works thereof and any uses thereof to the full extent now or hereafter permitted by the laws of the United States of America or the laws of any other country. For purposes of this Agreement, “Works” shall include but not be limited to all copyrightable works created by Executive (whether solely by Executive or jointly with others) during the Employment Period, or any time thereafter, which relate in any manner to the business, work or research and development of the Corporation or its subsidiaries, or result from and are suggested by any task assigned to Executive or any work performed by Executive for or on behalf of the Corporation or its subsidiaries.

If any such assignment is invalid or ineffective for any reason, then Executive hereby grants Corporation a perpetual, royalty-free, non-exclusive, worldwide license to fully exploit any intellectual property or propriety rights in such Inventions and Works and any

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patents and copyrights (or other intellectual property or propriety registrations or applications) resulting therefrom.

(b) Disclosure of Inventions, Works and Patents. Executive agrees that in connection with any Invention and Work:

(1)	Executive will disclose such Invention promptly in writing to the President of the Corporation, of the Board of Directors of the Corporation, if the Executive is the President of the Corporation, in order to permit the Corporation to claim rights to which it may be entitled under this Agreement. Such disclosure shall be received in confidence by the Corporation.

(2)	Executive will, at the Corporation’s request, promptly execute a written assignment of title to the Corporation for any Invention required to be assigned by this Article (“Assignable Invention”), and Executive will preserve any such Assignable Invention as confidential information of the Corporation.

(3)	Executive will give to the relevant contact person at the Corporation a copy of such Work. Executive will, at the Corporation’s request, promptly execute a written assignment of title to the Corporation for any such Work.

(4)	Upon request, Executive agrees to assist the Corporation or its nominee (at its expense) during and at any time subsequent to the Employment Period in every reasonable way to obtain for its own benefit patents and copyrights for such Assignable Inventions and such Works in any and all countries, which Inventions and Works shall be and remain the sole and exclusive property of the Corporation or its nominee whether or not patented or copyrighted. Executive agrees to execute such papers and perform such lawful acts as the Corporation deems to be necessary to allow it to exercise all right, title and interest in such patents and copyrights.

(c) Execution of Documents. In connection with this Section 9, Executive further agrees to execute, acknowledge and deliver to the Corporation or its nominee upon request (at its expense) all such documents, including applications for patents and copyrights and assignments of inventions, patents and copyrights to be issued therefor, as the Corporation may determine necessary or desirable to apply for and obtain letters, patents and copyrights on such Assignable Inventions and such Works in any and all countries and/or to protect the interest of the Corporation or its nominee in such Inventions, such Works, patents and copyrights, and to vest title thereto in the Corporation or its nominee.

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(d) Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Inventions and Works made or created by Executive (in the form of notes, sketches, drawings and as may be specified by the Corporation), which records shall be available to and remain the sole property of the Corporation at all times.

(e) Prior Inventions. It is understood that all Inventions, if any, patented or unpatented, which Executive made prior to the Executive’s first day as an employee of or consultant or contractor to the Corporation (including in its predecessor form as a professional limited liability company) or any related entity (and which have not been otherwise assigned or transferred to the Corporation) are excluded from the scope of this Agreement. To preclude any possible uncertainty, Executive has set forth on Exhibit A attached hereto a complete list of all Executive’s prior Inventions, if any, including numbers of all patents and patent applications, and a brief description of all unpatented Inventions that are not the property of a previous employer or other person and which have not been otherwise assigned or transferred to the Corporation. Executive represents and covenants that the list is complete and that, if no items are on the list, Executive has no such prior Inventions. Executive agrees to notify the Corporation in writing before Executive makes any disclosure or performs any work on behalf of the Corporation which appears to threaten or conflict with proprietary rights Executive claims in any Invention or idea. In the event of Executive’s failure to give such notice, Executive agrees that Executive will make no claim against the Corporation with respect to any such Inventions or ideas.

(f) Trade Secrets and Intellectual Property of Others. Executive represents that Executive’s performance of all the terms of this Agreement does not and will not breach any noncompetition or nonsolicitation agreement, or any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to the Employment Period, and Executive will not disclose to the Corporation or induce the Corporation to use any confidential or proprietary information or material belonging to any previous employer or other person. Executive agrees not to enter into any agreement either written or oral in conflict herewith.

(g) Noninfringment. Executive represents that the work product that Executive provides to the Corporation, including the Inventions and the Works, and Corporation’s use thereof in their indented manner: (a) do not and will not infringe or violate the copyright or trade secret rights of any other party; and (b) to the best of Executive’s knowledge, do not and will not infringe or violate the actual or prospective patent or trademark rights of any other party. If at any time during or after the Employment Period, Executive has reason to believe that the foregoing representation is no longer true, then Executive shall promptly inform Corporation of such belief and the reasons therefor.

(h) Other Obligations. Executive acknowledges that the Corporation from time to time may have agreements with other persons or with the U.S. Government or governments of other countries, or agencies thereof, which impose obligations or restrictions on the Corporation regarding inventions made during the course of work

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thereunder or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Corporation thereunder.

10.) Return of Corporation Property. In partial consideration for the benefits and other considerations accruing to Executive hereunder (including, but not limited to, any severance benefits potentially payable to Executive), Executive agrees that upon termination of the Employment Period, Executive shall deliver promptly to the Corporation all records, manuals, books, forms, documents, letters, memoranda, data, tables, photographs, video tapes, audio tapes, computer disks and other computer storage media, and copies thereof, that are the property of the Corporation, or that relate in any way to the business, products, services, personnel, customers, practices or techniques of the Corporation. Executive also shall promptly return all other property of the Corporation (such as, for example, computers, cellular telephones, pagers, credit cards and keys), whether or not containing Confidential Information, that are in Executive’s possession or under his control. Except Executive may retain a copy of all materials used in the normal course of fulfilling his duties and in his possession for the sole purpose of facilitating any disagreement resolution.

11.) Non-Competition. In partial consideration for the benefits and other considerations accruing to Executive hereunder (including, but not limited to, any severance benefits potentially payable to Executive), Executive agrees that during the Employment Period and for 18 months following the termination of employment for any reason, Executive will not:

(a) Induce or attempt to induce any person who is employed by or otherwise engaged to perform services for the Corporation to cease working for the Corporation; or

(b) Induce or attempt to induce any customer, client, vendor, or supplier of the Corporation to cease doing business with the Corporation.

Executive further agrees that during the Employment Period and for the applicable Severance Period (depending on the type of termination) or in the event of a termination by the Company with Cause or by the Employee without Good Reason for 12 months following termination of employment, Executive will not:

(c) Engage or participate, either individually or as an employee, contractor, consultant, principal, owner, partner, agent, trustee, officer, director or shareholder of a corporation, partnership or other business entity, in any business which competes with the Corporation or engages in any line of business which the Corporation has entered or internally announced an intention to enter prior to the end of the Employment Period, including, without limitation, the provision of radiology services through the Internet to Providers in the United States and such other locations where the Corporation is conducting business at the time of termination, if any. Notwithstanding the foregoing, nothing in this Article shall be deemed to preclude Executive from holding less than 1% of the outstanding capital stock of any corporation required to file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and the securities of which are listed on any national

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securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System or traded on the over-the-counter market.

Notwithstanding the foregoing, in the event of any failure by the Corporation to pay any severance benefit as required hereby and which failure has continued for a period of at least 30 days after a written notice of demand to the Board of Directors for substantial performance by Executive and such payment is not subject to dispute by the Corporation and the Executive, the previous provisions of this Section 11 shall not apply.

12.) Survival of Provisions. Anything herein to the contrary notwithstanding, the provisions of Sections 8, 9 10, and 11, and any obligations of the Corporation to provide payments or benefits to Executive beyond the date that this Agreement is terminated, shall survive the termination of this Agreement.

13.) Equitable Remedies. Executive acknowledges that the Corporation’s remedy at law for any breach or threatened breach of this Agreement will be inadequate. Therefore, the Corporation shall be entitled to injunctive and other equitable relief restraining Executive from violating those requirements, in addition to any other remedies that may be available to the Corporation under this Agreement or applicable law.

14.) Successors; Binding Agreement. The Corporation will require any successor to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to the Compensation and benefits from the Corporation in the same amount and on the same terms as she would be entitled hereunder if he terminated his employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

(a) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, successors, heirs, and designated beneficiaries. If Executive should die while any amount would still be payable to Executive hereunder if the Executive had continue to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s designated beneficiaries, or, if there is no such designated beneficiary, to the Executive’s estate.

15.) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the last known residence address of the Executive or in the case of the Corporation, to its principal office to the attention of each of the then directors of the Corporation with a copy to its Secretary, or to such other address as either party may have

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furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

16.) Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharged is agreed to in writing and signed by the parties. No waiver by either party hereto at any time of any breach by the other party to this Agreement of, or compliance with, any condition or provision of this Agreement to be performed by such other-party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or similar time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement, except that the parties expressly acknowledge and agree that any payments specified herein shall be subject to all deductions and withholdings required by law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota.

17.) Validity. The invalidity or unenforceability or any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If any provision of this Agreement is invalid because it exceeds any maximum amount, geographical distance or duration which would be valid or enforceable under applicable law, such provision shall be construed in a manner to render it valid and enforceable to the maximum extent under applicable law.

18.) Consideration. Executive acknowledges and agrees that beyond his continued employment with the Corporation and the other benefits and considerations accruing to Executive under this Agreement, Executive has been offered and has voluntarily accepted the following in consideration for his agreements specified herein:

(a) Compensation as set forth in Section 3; and

(b) Access to the Corporation’s existing and new Confidential Information.

IN WITNESS WHEREOF, the undersigned officer, on behalf of Virtual Radiologic Consultations, Inc., and the Executive have hereunto set their hands as of the date first above written.

CORPORATION:		EXECUTIVE:

/s/ Sean O. Casey		/s/ Sean O. Casey

By	Sean O. Casey	By	Sean O. Casey
Its	CEO

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Schedule 1

Illustration of Conversion Right

The following two hypothetical cases demonstrate the number of shares into which the Option may be converted.

I.	Hypothetical facts:

1.	Shares under Option = 10,000

2.	Number of Options for which Conversion Right is being exercised = 10,000

3.	Option exercise price = $2.00.

4.	Fair market value of one Share = $ 10.00

5.	Option Value when Conversion Right exercised = ($10.00 - $2.00) = $8.00[1].

Calculation based on the foregoing hypothetical facts:

10,000 shares x ($8.00 / $10.00) = 10,000 shares x .8 = 8,000 shares to be issued on exercise of Conversion Right.

II.	Hypothetical facts.

6.	Shares under Option = 10,000

7.	Number of Options for which Conversion Right is being exercised = 10,000

8.	Option exercise price = $2.00.

9.	Fair market value of one Share = $20.00

10.	Option Value when Conversion Right exercised = ($20.00 - $2.00) = $ 18.00[2].

Calculation based on the foregoing hypothetical facts:

10,000 shares x ($18.00 / $20.00) = 10,000 shares x .9 = 9,000 shares to be issued on exercise of Conversion Right.

[1]	Section 2.b(i) calculation of “value of the Option at the time the Conversion Right is exercised.”

[2]	Section 2.b(i) calculation of “value of the Option at the time the Conversion Right is exercised.”

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